EXHIBIT C

SCHEDULE 13D JOINT FILING AGREEMENT

     In accordance with the requirements of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and subject to the limitations set forth therein, the parties set forth below agree to jointly file the Schedule 13D to which this joint filing agreement is attached, and have duly executed this joint filing agreement as of the date set forth below.

Date: October 20, 2004	WHLP Acquisition, LLC
	By:	/s/ Kenneth S. Siegel
		Name:	Kenneth S. Siegel
Its: Vice President and Secretary

Starwood Hotels & Resorts Worldwide, Inc.
By:	/s/ Kenneth S. Siegel
	Name:	Kenneth S. Siegel
Its: Executive Vice President, General Counsel and Secretary